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Exhibit 8

[Letterhead of Baker & Daniels]

July 17, 2002

Anthem, Inc.
120 Monument Circle
Indianapolis, IN 46204

    Re:    Anthem, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted as counsel to Anthem, Inc. ("Anthem"), an Indiana corporation, in connection with a Registration Statement on Form S-1 (Registration Statement No. 333-90478) (the "Registration Statement") relating to the issuance and sale by Anthem of $950,000,000 aggregate principal amount of notes (the "Notes"). This opinion is being delivered in connection with the Registration Statement to which this opinion appears as an exhibit.

        In acting as counsel to Anthem in connection with the issuance and sale of the Notes, we have, in preparing our opinion, as hereinafter set forth, participated in the preparation and filing of the Registration Statement.

        In rendering this opinion, we have assumed that the statements concerning the Notes and the Indenture between Anthem and The Bank of New York, as trustee, set forth in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties will to comply with the terms and provisions contained in the Indenture.

        We have examined the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

        Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Notes, the opinion expressed herein may become inapplicable.

        Subject to the foregoing and the qualifications and limitations stated herein, we are of the opinion that the discussion contained in the Registration Statement under the caption "U. S. FEDERAL INCOME TAX CONSIDERATIONS" is fair and accurate in all material respects.

        We express our opinion herein only as to those matters of United States federal income taxation specifically set forth under the caption "U. S. FEDERAL INCOME TAX CONSIDERATIONS" in the Registration Statement and no opinion should be inferred as to tax consequences under any state, local or foreign law, or with respect to other areas of United States federal taxation.

        We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement, and to the references to our firm name therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                      Very truly yours,

                      /s/ Baker & Daniels

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